Exhibit 99.2

Dr. Vivek Mohindra Nominated to Stand for Election to CyberOptics Corporation Board of Directors

Minneapolis, MN - February 20, 2018 – CyberOptics Corporation (Nasdaq: CYBE) (the Company) today announced that its Board of Directors has nominated Dr. Vivek Mohindra to stand for election as a director at its 2018 Annual Meeting of Shareholders. The Company also announced that Alex Cimochowski has informed the Board of Directors of his decision not to stand for re-election as a director. As a result, Mr. Cimochowski will retire from the Board of Directors effective upon the expiration of his current term at the 2018 Annual Meeting.

Michael M. Selzer, Jr., Chairman of the Board of Directors of the Company commented: “Dr. Mohindra brings a deep resume and broad experience to the Company, and has worked with a wide variety of technology companies, with a main focus on growth, portfolio strategy and operational improvements. He will be a great addition to our board. ” Mr. Selzer added: “The Company and the Board of Directors extend their appreciation to Mr. Cimochowski for his many contributions to the Company and his service on the Board since the Company’s inception in 1984.”

Dr. Mohindra is currently a General Partner of New Science Ventures, LLC, a venture capital firm investing in technology companies, a position he has held since April 2013. He joined NSV from TPG Capital where he was an Operating Group Partner working with portfolio companies on strategy, growth and operational issues, and with deal teams on due diligence. Prior to TPG Capital, Vivek served as Senior Vice President of Strategy and Business Transformation for Freescale Semiconductor and held several senior executive roles in Dell’s Product Group, Marketing division and as Vice President/General Manager of Dell’s North America Small and Medium Business Group. Vivek joined Dell from McKinsey & Company where he was a Partner and co–leader of McKinsey’s global Semiconductor practice, as well as its Asian High Tech & Telecoms practices. Dr. Mohindra presently serves on the Board of Directors of GlobalFoundries and several other private companies. Dr. Mohindra received an MBA and a PhD in Chemical Engineering from the Massachusetts Institute of Technology, as well as a Bachelor’s degree in Chemical Engineering from the Indian Institute of Technology, Roorkee.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in surface mount technology (SMT), semiconductor and metrology markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the success of CyberGage360; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

#       #       #

For additional information, contact:

Jeff Bertelsen, Chief Financial Officer

763/542-5000